EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-88542, 333-125193, 333-154917, 333-177947, and 333-182439 on Form S-3, Registration Statement No. 333-129088 on Form S-4, and Registration Statement Nos. 333-51316 (as amended by Post-Effective Amendment No. 1), 333-64076 (as amended by Post-Effective Amendment No. 1), 333-97871, 333-104855, 333-114682, 333-122232, 333-182292, 333-182293 and 333-192056 on Form S-8 of our report dated October 23, 2013 (June 25, 2014 as to Notes, 3, 16, 17 and 29), relating to the consolidated financial statements of Monsanto Company and subsidiaries and of our report dated October 23, 2013 relating to the effectiveness of Monsanto Company's internal control over financial reporting, each appearing in this Current Report on Form 8-K of Monsanto Company dated June 25, 2014.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
June 25, 2014